INDEPENDENT AUDITOR'S CONSENT




We consent to the incorporation by reference in the Registration Statements of InfoNow Corporation of our report dated February 8, 2000, accompanying the consolidated financial statements of InfoNow Corporation also incorporated by reference in such Registration Statement.




/s/ HEIN + ASSOCIATES LLP
-------------------------
HEIN + ASSOCIATES LLP


Denver, Colorado
March 24, 2000